Exhibit 3.2

AB PRIVATE CREDIT CORPORATION

AMENDED ARTICLES OF INCORPORATION

AB Private Credit Corporation, a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland at c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

AB Private Credit Investors Corporation

THIRD: The organizational meeting of the Corporation has not yet taken place, and the amendment to the Charter as set forth above has been approved by the incorporator of the Corporation in accordance with the requirements of Section 2-603 of the Maryland General Corporation Law.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its incorporator on April 22, 2016.

AB PRIVATE CREDIT CORPORATION

By:	/s/
J. Brent Humphries
Incorporator

THE UNDERSIGNED, J. Brent Humphries, the incorporator of AB Private Credit Corporation, who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under penalties of perjury.

/s/
J. Brent Humphries

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